NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS THIRD QUARTER 2006 RESULTS
Quarterly Net Income Up 39.4% as Bank Continues to Execute on Business Strategies

EUGENE, OR, October 18, 2006 --- Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the third quarter and nine months ended September 30, 2006.

Net income for the third quarter 2006 was $3.4 million, a 39.4% increase from 2005 third quarter net income of $2.5 million. Earnings per diluted share were $0.32 for the third quarter 2006 compared to $0.27 per share reported for the prior year third quarter. Return on average assets for the third quarters of 2006 and 2005 were 1.64% and 1.75%, respectively. Return on average book equity and return on average tangible equity for the third quarters were 14.90% and 20.20%, respectively, compared to 17.90% and 17.93%, respectively, for the comparable period of 2005.

The acquisition of Seattle-based Northwest Business Bank was completed on November 30, 2005 and, therefore, the results for the third quarter and first nine months of 2006 include the financial results from the Seattle operations. The acquisition was accounted for under the purchase-method of accounting and, accordingly, the results of the Seattle operations have been included in the consolidated financial statements only since the date of acquisition.

During the third quarter, 2006 the Company sold two rental properties that the Bank had purchased in 1988 and held for possible office expansion. The sale resulted in a pretax gain of $335 thousand that is included under non-interest income within the income statement. In addition during the third quarter, the Bank expensed the remaining unamortized loan premium of $101 thousand from its 2003 purchase of the Coos Bay consumer finance office. Management determined that the payoffs on the acquired portfolio were occurring faster than originally assumed, which necessitated more rapid amortization of the premium paid. The after-tax gain associated with these two nonrecurring actions resulted in a $0.01 per diluted share contribution to third quarter earnings.

Third quarter 2006 earnings were positively impacted by the significant year-over-year growth in loans, core deposits, and efficiencies achieved in the acquired Seattle operations. At September 30, 2006, total assets were $854.7 million, up 48.8% from the $574.1 million that was reported a year ago. Period-end gross loans, including loans held for sale, increased 47.1% to $743.8 million, while period-end core deposits increased 23.2% to $547.6 million. Period-end gross loans for the third quarter 2006 increased $17.1 million from June 30, 2006, while core deposits increased by $3.0 million for the same period. Additional funding was provided through increases in wholesale deposits and borrowings. Management believes loan and deposit activity prospects are quite good for the fourth quarter as new business opportunity pipelines are strong in all three of the Bank’s principal markets: Seattle, Portland and Lane County.

“Earning results for the quarter were in line with our expectations; however, loan and core deposit growth was less than that which we have historically experienced in third quarter periods,” said Hal Brown, President and CEO of Pacific Continental Corporation. “Although we had excellent third quarter loan production, expected and early payoffs of commercial construction loans reduced the sequential quarter growth,” added Brown.

Credit quality of the Bank’s loan portfolio continues to be exceptional. Nonperforming assets as a percent of total assets remain near zero. For the third quarter 2006, the bank provided $150 thousand to the allowance for loan losses compared to $250 thousand for the third quarter 2005. At September 30, 2006, the ratio of the allowance for loan losses to total loans was 1.13%. In addition, at September 30, 2006, $151 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet. For the third quarter 2006, the Bank had net loan recoveries of $33 thousand and, for the nine month period ended September 30, 2006, had net recoveries of $41 thousand. Considering the current high quality of the loan portfolio, management believes that the Bank’s reserves are currently sufficient. Provisions for the fourth quarter are expected to be dependent upon loan growth.

The Bank’s net interest margin for the quarter was 5.29%, a decrease of 2 basis points from the second quarter 2006 and a 39 basis point decrease from the third quarter 2005 net interest margin of 5.68%. Excluding the amortization of the Coos Bay loan premium of $101 thousand as described above, the net interest margin would have been 5.34%, a 3 basis point improvement over the 5.31% net interest margin reported for second quarter 2006. The year-over-year decline in net interest margin had been expected as a result of the acquisition of the Northwest Business Bank, which had a lower net interest margin relative to the Company prior to the acquisition. The Bank continues to benefit from a high level of non-interest bearing checking account balances, which at September 30, 2006 represented 29.1% of total deposits and funded 20.9% of total assets. Management currently expects the Bank’s net interest margin to be stable or improve slightly during the fourth quarter over the third quarter as core deposit growth historically accelerates during this time period, thus stabilizing or reducing the overall cost of funds.

Net income for the first nine months of 2006 was $9.6 million, a 40.0% improvement compared to the $6.8 million reported for the comparable period of 2005. Earnings per diluted share were $0.90 compared to $0.76 per diluted share for the nine months of 2005, an 18.4% increase. Excluding the third quarter nonrecurring transactions nine month earnings per diluted share were $0.89, an increase of 17.1% over the same period in 2005. Year-to-date return on average assets for 2006 and 2005 were 1.57% and 1.67%, respectively. Year-to-date return on average book equity and return on average tangible equity were 14.46 % and 19.88%, respectively, compared to 17.25% and 17.34%, respectively, for the comparable period of 2005. Effective January 1, 2006, the company implemented FAS 123(R),” Share-Based Payment”, which requires the expensing of stock options. The Company elected to implement FAS 123(R) using the modified prospective method, meaning there was no restatement of prior periods. Through September 30, 2006, the company recognized $391 thousand in stock option expense, which reduced diluted earnings per share by approximately $0.02.

Third Quarter 2006 Highlights:
•	Net income increased 39.4% over third quarter last year.
•	Quarter-over-quarter earnings per share growth of 18.5%.
•	Period-end loans and core deposits increased 47.1% and 23.2%, respectively from third quarter last year.
•	Announced appointment of R. Jay Tejera to the Board of Directors for Pacific Continental Corporation and Pacific Continental Bank.
•	Paid an $0.08 per share quarterly cash dividend, a 14.3% annualized increase.

Live Audio Webcast
Pacific Continental Corporation is offering a live telephone conference call and audio Webcast for interested parties relating to its third quarter results on Wednesday, October 18, 2006 at 4:30 p.m. Eastern Time. To listen to the conference call, interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental third quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Regarding the acquisition of Northwest Business Bank, completed on November 30, 2005, the combined company may fail to realize the projected cost savings, revenue enhancement, and accretive earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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Pacific Continental Corporation
Consolidated Statements of Income
For the Nine Months Ended
(Amounts in $ Thousands, except per share data)

	30-Sep-06	30-Sep-05
Interest income	$45,229	$27,896
Interest expense	$15,776	$6,203
Net interest income	$29,453	$21,693
Provision for loan losses	$600	$800
Noninterest income	$3,367	$3,113
Noninterest expense	$17,201	$12,943
Income before taxes	$15,019	$11,063
Taxes	$5,458	$4,238
Net income	$9,561	$6,825

Net income per share
Basic	$0.91	$0.78
Fully diluted	$0.90	$0.76

Outstanding shares at period end	10,625,126	8,811,765
Outstanding shares, year-to-date average (basic)	10,500,199	8,742,796
Outstanding shares, year-to-date average (diluted)	10,610,110	8,988,841

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	30-Sep-06	30-Sep-05
Interest income	$16,062	$9,791
Interest expense	$5,865	$2,323
Net interest income	$10,197	$7,468
Provision for loan losses	$150	$250
Noninterest income	$1,354	$1,050
Noninterest expense	$6,109	$4,253
Income before taxes	$5,292	$4,015
Taxes	$1,851	$1,546
Net income	$3,441	$2,469

Net income per share
Basic	$0.32	$0.28
Fully diluted	$0.32	$0.27

Outstanding shares, quarter average (basic)	10,592,960	8,782,476
Outstanding shares, quarter average (diluted)	10,695,665	9,002,313

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)

	For Period End		For Quarter End
Balance Sheet	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05
Loans at period end	$743,818	$505,700
Real estate secured loans	$575,568	$376,574
Commercial loans	$151,831	$115,624
Other loans	$16,419	$13,502
Allowance for loan losses at period end	$8,433	$5,591
Assets at period end	$854,720	$574,092
Core Deposits at period end (1)	$547,557	$444,358
Total deposits at period end	$612,185	$477,789
Stockholders' equity at period end (book)	$93,289	$55,189
Stockholders' equity at period end (tangible) (2)	$69,254	$54,913

Loans, average	$710,506	$485,111	$730,030	$494,193
Earning assets, average	$745,189	$510,783	$764,510	$522,091
Assets, average	$814,234	$547,074	$832,841	$560,943
Core deposits, average (1)	$522,885	$408,356	$532,809	$422,692
Total deposits, average	$597,760	$440,532	$602,336	$458,025
Stockholders' equity, average	$88,415	$52,895	$91,640	$54,710
Tangible stockholders' equity, average (2)	$64,299	$52,620	$67,571	$54,620

Financial Performance
Return on average assets	1.57%	1.67%	1.64%	1.75%
Return on average equity (book)	14.46%	17.25%	14.90%	17.90%
Return on average equity (tangible)	19.88%	17.34%	20.20%	17.93%
Net interest margin	5.28%	5.68%	5.29%	5.68%
Efficiency ratio (3)	52.41%	52.18%	52.89%	49.93%
Net income per share
Basic	$0.91	$0.78	$0.32	$0.28
Fully diluted	$0.90	$0.76	$0.32	$0.27

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)

	For Period End		For Quarter End
	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05
Loan Quality
Loan charge offs	$63	$504	$4	$179
Loan recoveries	($104)	($71)	($37)	($14)
Net loan charge offs (recoveries)	($41)	$433	($33)	$165

Non-accrual loans	$208	$940
90-day past due	$0	$48
Gross nonperforming loans	$208	$988
Government guarantees on
non-accrual and 90-day past due	($82)	($225)
Net nonperforming loans	$126	$763

Foreclosed property	$0	$400
Nonperforming assets, net of govt. guarantees	$126	$1,163

Loan Quality Ratios
Net nonperforming loans to total loans	0.02%	0.15%
Nonperforming assets to total assets	0.01%	0.20%
Allowance for loan losses to net nonperforming loans	6692.86%	732.77%
Annualized net loan charge offs to average loans	-0.01%	0.12%
Allowance for loan losses to total loans	1.13%	1.11%